Exhibit 10.23

DITECH COMMUNICATIONS CORPORATION

February 3, 2006

Gary D. Testa

Subject: Employment Offer

Dear Gary,

I am pleased to offer you employment with Ditech Communications Corporation as Vice President, Worldwide Sales reporting directly to me.   This offer is contingent upon the approval of Ditech’s Board of Directors and Compensation Committee, as you will be an executive officer of Ditech.  The terms and conditions of this offer are described below.

A.  Compensation:

Your compensation package consists of the following:

1. Base Salary:  Base salary of $18,333 per month, equivalent to $220,000 annualized, less standard payroll deductions and withholdings.

2. Commissions:  Commencing May 1st, 2006 you will be eligible for commissions under the terms of the Ditech Commission Plan.  Under this plan, you will be eligible to earn commissions of $180,000 at 100% attainment of the corporate 2007 fiscal year shipping plan (“the Shipping Plan”).  In addition you will be paid an additional commission equal to 1% of shipments in excess of the Shipping Plan.  The Shipping Plan for fiscal 2007 will be established prior to April 30th, 2006 and you will be involved in the decision making process for establishing this Plan which shall come into effect on May 1, 2006.

a)  From the commencement of your employment until April 30th, 2006, you will receive a bonus equal to $15,000 per month on a pro-rata basis.

b)  For the period starting May 1st, 2006 until the conclusion of your initial twelve (12) months of employment, provided you remain employed by Ditech during such period, you will be paid the greater of either commissions earned or a non-recoverable advance equal to $11,667 per month ($140,000 annualized).

c)  Commission, bonus, and advance payments for the periods shall be paid 30 days after the month in which they are applicable, in the last payroll of the month, less standard payroll deductions and withholdings.

3.              Stock Options:

Subject to the approval of Ditech’s Compensation Committee, you will be granted a nonqualified stock option to purchase 200,000 shares of Ditech’s Common Stock (the “First Option”) and a nonqualified stock option to purchase 100,000 shares of

Ditech’s Common Stock (the “Second Option”). The exercise price per share for each option will be equal to the fair market value per share on the date of the option grant.  The options will be subject to the terms and conditions applicable to options granted under Ditech’s 2005 New Recruit Stock Plan as described in that plan and the applicable stock option agreement.

a)                                      The First Option will vest as to 25% of the option shares after 12 months of continuous service; the balance will vest in monthly installments of 1/48th over the next 36 months of continuous service. The normal exercise period for stock options pursuant to the plan is 90 days from date of termination.

b)                                     The Second Option will vest as to 25% of the option shares after 24 months of continuous service; the balance will vest in monthly installments of 1/48th over the next 36 months of continuous service.  The normal exercise period for stock options pursuant to the plan is 90 days from date of termination.

4.              Annual Compensation Review:

Executive cash compensation is generally reviewed at the beginning of our fiscal year, May 1st.  Your next compensation review will be May 2007.

B.              At Will Employment:

The Company will employ you on an “at will” basis, which means that either you or Ditech may terminate your employment at any time, with or without cause or advance notice.

C.              Severance Payments Upon Covered Termination or Constructive Termination During First Year of Employment:

If you incur a “Covered Termination” or “Constructive Termination” (as defined in the Appendix to this offer letter) during your first year of employment, you will receive the following severance benefits of your employment termination:

1. Salary and Commission Wages:

Ditech shall pay your base salary plus the bonus and non-recoverable commission advance payments described in paragraph A.2.a & b above for:  (i) six months from your receipt of Ditech’s written notification of intent to separate, or (ii) until your one year anniversary of employment, whichever is longer.  Such severance payment will be paid in a lump sum within 10 days of the effective date of the separation release referred to in Paragraph E below.

2.  Acceleration of Stock Option Vesting:

(i) the vesting of a number of the shares subject to your First Option will be accelerated, and shall be deemed vested and exercisable as of your termination date, as shall equal the greater of (x) 50,000 shares or (y) the number of shares that would have vested if you had remained employed with Ditech for an additional six (6) months following the date of your termination of employment; and

(ii) the vesting of a number of the shares subject to your Second Option will be accelerated, and shall be deemed vested and exercisable as of your termination date, as shall equal 25,000 shares multiplied by the fraction equal to (x – 6)/6 where x is a number between seven (7) and twelve (12) and is equal to the number of months, you were employed by Ditech prior to the termination of your employment.

3.  The severance benefits described in this section will be in lieu of any other severance policy of general application to Company employees (if any).

D.              Severance Benefits Upon Termination Without Cause After First Year of Service:

After your first year of service, you will be entitled to a severance payment upon termination without Cause or a Covered Termination equal to six months of your then current salary.  Such severance payment will be paid in a lump sum within 10 days of the effective date of the separation release referred to in Paragraph E below.

E.                Severance Benefits Conditioned Upon Execution of General Release:

The foregoing notwithstanding, you will not be entitled to any of the severance benefits described in Paragraphs C and D, above, unless you have executed a general release (in a form prescribed by Ditech) of all known and unknown claims that you may then have against Ditech or persons affiliated with Ditech, and such release shall have become effective.  The foregoing severance benefits are subject to approval by Ditech’s Compensation Committee.

F.                Health Insurance and Benefits

Your benefit package with Ditech will include Health insurance coverage (with partial premium due if for family coverage) beginning the first of the month after date of employment, Life and Long Term Disability insurance with option for additional coverage, Flexible Spending Program participation, Employee Stock Purchase Program (ESPP) and 401(k) participation.  Eligibility for 401(k) is effective after 90 days of employment.  Your eligibility for ESPP participation is subject to the terms of the plan.

G.               Relocation

We will provide you with a relocation bonus of $130,000 to be paid within 18 months from the date of hire, provided that you are still a full time employee of the Company at that time.  To qualify for the relocation bonus, you must (a) have moved your primary residence within 30 miles of Ditech and have initiated the move to this new residence within 12 months of your hire date and (b) be completed with the move to a purchased residence within 30 miles of Ditech’s current headquarters within 18 months of your hire date.  The relocation bonus will be paid upon completion of the move and with evidence of the home purchase as a primary residence for you and your family.  Any tax implications will be your responsibility.  Please consult your tax advisor regarding relocation taxes.

H.              At-will Employment

Your employment with Ditech Communications Corporation is at-will.  This at-will provision is only subject to change in a writing signed by the CEO of Ditech.  You will be asked to sign the statement of your acceptance and a confidentiality agreement when you report to work.

This offer letter constitutes the entire terms of the offer of employment with the Company, and supersedes all prior negotiations and agreements, whether written or oral, relating to the subject matter of the offer.  No modifications to this agreement shall be effective unless contained in a written document for that express purpose, signed by you and the CEO or other authorized officer of Ditech.

By signing this letter, you and Ditech Communications Corporation, agree to submit to mandatory and exclusive binding arbitration any controversy or claim arising out of or relating to this matter, or any breach hereof or your employment relationship, provided, however, that the parties retain their right to and shall not be prohibited, limited or in any way restricted from, seeking or obtaining injunctive relief from a court having jurisdiction over the parties.  Such arbitration shall be conducted through JAMS in the State of California, Santa Clara County, before a single arbitrator, in accordance with the JAMS rules in effect at that time.  The arbitrator must decide all disputes in accordance with California Law and shall have power to decide all matters, including arbitrability.  The arbitrator shall allow discovery to enable each of us to present our cases.  The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.  You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court.  Judgment upon the determination of award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  We each understand and agree that we are waiving a trial by jury.

Gary, I acknowledge the rather legalistic nature of much of this offer letter; however, it is to all of our benefit to get all of this down on paper.  With that said, I do look forward to working with you and having you as a part of our valuable and dynamic team!  Please indicate your acceptance by signing and returning this letter on or before February 9, 2006.  You may fax your acceptance to (650) 564-9690.  We would like your employment to commence as soon as possible with you assuming your full responsibilities.  We anticipate your full time start date to begin on or before February 8, 2006.

Sincerely,

/s/ Timothy K. Montgomery	3 Feb. ‘06
Timothy K. Montgomery	Date
President, CEO & Chairman of the Board

Accepted by:

/s/ Gary Testa	4 Feb. 2006
Gary Testa	Date

Appendix

to

Offer of Employment

Definitions

“Covered Termination” shall mean:

(a)                                  Ditech terminates your employment for any reason other than “Cause,” as defined below; or

(b)                                 if there is a “Change in Control,” as defined below, and you are not offered a position with Ditech or the acquiring company with substantially the equivalent compensation and duties; or

(c)           if there is a “Change in Control” and:

(i)                         you are not offered employment with materially the equivalent compensation, duties, and conditions, as compared to your condition prior to the Change in Control and decide to terminate your employment at such time; or

(ii)                      you accept a position with materially the equivalent compensation, duties, and conditions, as compared to your condition prior to the Change in Control, but within six (6) months of such acceptance, your employment with Ditech or the acquiring company is terminated by Ditech or the acquiring company other than for “Cause;” or

(d)           you resign your employment due to a “Constructive Termination” as defined below.

“Cause” shall mean that you have committed, or there has occurred, one or more of the following:  (a) conviction of, a guilty plea with respect to, or a plea of nolo contendere to a charge that you have committed a crime under the laws of the United States or of any state involving moral turpitude or deceit, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of Ditech; (b) material breach of any agreement entered into between you and Ditech that is not remedied by you within thirty (30) days of written notice of such breach from Ditech (provided that if such breach cannot be reasonably remedied, then no such notice or cure period shall apply); (c) gross misconduct, violation of written, published Ditech policies, or neglect by you of your duties, if such conduct is not cured within seven (7) days of your receipt of written notice (provided that such conduct can reasonably be cured, and if such conduct cannot reasonably be cured, then such notice and cure period shall not apply); (d) engagement in any intentional activity that violates your confidentiality and proprietary rights agreements with Ditech, if such conduct is not cured within seven (7) days of your receipt of written notice (provided that such conduct can reasonably be cured, and if such conduct cannot reasonably be cured, then such notice and cure period shall not apply).

“Constructive Termination” shall mean any one of the following events which occurs on or after the commencement of your employment with Ditech without your consent: (i) any material reduction of your then current annual base salary or benefits, except to the extent that the annual base salary or benefits of all other officers of Ditech are similarly reduced; (ii) any material change to your duties, responsibilities, or authority by Ditech or its successor entity which has not been agreed to by you in writing, excluding for this purpose an isolated or inadvertent action not taken in bad faith which is remedied by Ditech or its successor within thirty (30) days of written notice thereof from you, (iii) in the event that you have initiated the relocation described in paragraph (G) above and there is the subsequent requirement that you then relocate to a work site that would increase your one-way commute distance to your office by more than thirty (30) miles from your principal residence, or (iv) any material breach by Ditech or its successor of its obligations to you that is not remedied by Ditech within thirty (30) days of written notice of such breach from you (provided that if such breach cannot be reasonably remedied, then no such notice or cure period shall apply).

“Change in Control” shall have the meaning defined for “Change in Control” in the Ditech 2005 New Recruit Stock Option Plan, as written as of date of this offer and incorporated into this offer hereto by reference.

“Continuous Service” shall have the meaning defined for “Continuous Service” in the Ditech 2005 New Recruit Stock Option Plan, as written as of date of this offer and incorporated into this offer hereto by reference.